UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2011

NorthStar Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-157688	26-4141646
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Other Events.

On December 29, 2011 (the “Closing Date”), NorthStar Real Estate Income Trust, Inc. (the “Company”), through a subsidiary, directly originated a senior loan in the amount of $9.2 million (the “Senior Loan”) to an unrelated third-party borrower (the “Borrower”). The Senior Loan is secured by a 111-room Hilton Garden Inn located in Panama City, Florida (the “Property”).

The Company funded the Senior Loan with proceeds from its ongoing initial public offering. The Senior Loan proceeds were used to partially capitalize the refinancing of the Property by the current owner (the “Owner”). The Owner has developed and owned similar hotel properties and has engaged Commonwealth Hotels, Inc., a highly-experienced hotel management company, which will act as the property manager. The Borrower originally developed the Property in 2006 for a cost of $14.4 million, which included $3.3 million of Borrower equity. On the Closing Date, the Borrower contributed an additional $830,000 of equity capital to completely satisfy the previously outstanding borrowings on the Property and pay closing costs.

The Senior Loan bears interest at a floating rate of 6.0% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 2.5%, resulting in a minimum interest rate of 8.5% per annum. In addition, the Company earned an upfront fee equal to 1.0% of the Senior Loan and will earn a fee equal to 1.0% of the original principal amount upon repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Borrower, subject to the satisfaction of certain performance tests and the Borrower paying a 0.25% extension fee of the amount being extended for each extension. The Senior Loan may be prepaid in whole or in part during the first 24 months, provided the Borrower pays the remaining interest due on the amount prepaid through the first 24 months. During months 25 through 33 of the initial term, the Senior Loan is subject to a prepayment fee equal to 2.0% of the amount being prepaid. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

As of the Closing Date, the Senior Loan’s loan-to-value ratio (the “LTV Ratio”) was 69%. Based on the trailing twelve-month operating performance of the Property ending November 30, 2011, the average occupancy was 71%, the net operating income was $1.17 million, the debt yield was 12.7% and net operating income exceeded the annual interest payments by 1.49x (the “Interest Coverage”).

The Borrower is required to deposit excess cash flow, as described in the loan documents, (the “Cash Flow Sweep”) until $500,000 has been accumulated in the lender reserve account. Thereafter, if the Interest Coverage falls below 1.25x at any time, the Cash Flow Sweep will be reinstated until the Property maintains 1.25x Interest Coverage for six consecutive months.

The LTV Ratio is the principal amount of the Senior Loan divided by the current appraised value of the Property as of December 1, 2011. Net operating income is calculated based on the trailing twelve-month net cash flow as of November 30, 2011. The debt yield is net operating income divided by the principal amount of the Senior Loan and the Interest Coverage is calculated as net operating income divided by the projected annual interest to be paid by the Borrower.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should” and similar expressions. These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the ability of the Borrower and the property manager of the Property to maintain or increase revenue per available room, the ability of the Borrower and the property manager to retain the brand affiliation on the Property, the ability of the Borrower to retain the services of the property manager, occupancy and cash flows at the Property, strength of hotel branding and marketing, future value, income-producing ability, impact of any losses on cash flows and returns, market room rates and property level cash flows, local economies where the Property is located, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: January 9, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary